Supplemental Agreement

Party A (Lender): Fuzhou Jiabin Modern Logistics Park Limited (91361027MA364RDT3P)

Party B (Borrower): Nanfeng Gaoxun Supply Chain Ltd. Co. (91361023MA7GCBJD7L)

WHEREAS, Party A and Party B entered into a Loan Agreement (the “Agreement”) dated October 1, 2022 in the maximum loan principal amount at a total of RMB41 million (hereinafter referred to as the “Original Agreement”), due to actual circumstances, the repayment deadline in the Original Agreement shall be renegotiated. To clarify the rights and obligations of both parties, and protect the legitimate interests of both parties, the following supplemental agreement has been reached after amicable negotiation:

I. Agreement on Repayment Deadline

1. Both parties agree to extend the repayment deadline in the Original Agreement to December 31, 2024.

2. Party B shall repay the loan principal and interest to Party A in a timely and full manner in accordance with the repayment schedule stipulated in this Agreement.

II. Provisions on the Handling of Principal and Interest

1.The principal amount from the Original Agreement was repaid as of December 31, 2023, of which RMB40 million of principal was repaid by cash, and the remaining RMB454,194 was repaid in the form of offsetting payment for transportation fees of Party A.

2.As for the interest rate for the loan principal in the Original Agreement, both parties agreed to remain at the same standard rate in the Original Agreement (annual rate of return of 3.70%).

3.If Party B fails to repay on time in accordance with the deferred repayment plan, Party A shall have the right to charge Party B a penalty interest rate from the due date according to the penalty interest rate as stipulated in the Original Agreement.

III. Breach of Contract and Penalties

1.If Party B fails to repay on time in accordance with the repayment schedule stipulated in this Agreement, Party A shall have the right to pursue Party B’s responsibility for breach of contract by lawful means, including but not limited to debt collection and litigation.

2.All costs incurred by Party B due to breach of contract (including but not limited to attorney's fees, litigation costs, execution costs, etc.) shall be borne by Party B.

IV. Dispute Resolution Mechanism

1.The implementation, interpretation and dispute resolution of this Agreement shall be governed by the laws of the People’s Republic of China.

2.If any dispute arises between the two parties in the course of execution of this Agreement, it shall be resolved through amicable negotiation first; if the negotiation fails, either party shall have the right to file a lawsuit to the People’s Court where Party A is located.

V. Effectiveness and Amendment of the Agreement

1. This Agreement shall come into effect on the date of sealing by both parties and shall become an inseparable part of the Original Agreement, and shall have the same legal effect as the Original Agreement.

2. Any amendments or modifications of this Agreement must be confirmed in writing by mutual agreement of both parties.

VI. Other Supplementary Matters

1. This Agreement shall be made in duplicate, with Party A and Party B each holding one copy, both having the same legal effect.

2. Matters not covered herein shall be further negotiated and supplemented by both parties.

Party A (Lender) (seal): Fuzhou Jiabin Modern Logistics Park Limited --/s/ Sufang Gong Signed Date: March 31, 2024	Party B (Borrower) (Seal): Nanfeng Gaoxun Supply Chain Ltd. Co. /s/ Xiuzhong Xu